EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Raymond James Financial, Inc.:

We consent to the use of our reports dated November 20, 2018, with respect to the consolidated statements of financial condition of Raymond James Financial, Inc. and subsidiaries as of September 30, 2018 and 2017, and the related consolidated statements of income and comprehensive income, changes in shareholders’ equity, and cash flows for each of the years in the three-year period ended September 30, 2018, and the effectiveness of internal control over financial reporting as of September 30, 2018, incorporated herein by reference.

/s/ KPMG LLP

February 28, 2019
Tampa, Florida
Certified Public Accountants